PRO RATA RIGHT AGREEMENT

This Agreement is made as of September 9, 2003

BETWEEN:

ROMARCO MINERALS INC., a corporation incorporated under the laws of Ontario and having an address of Suite 1500, 885 West Georgia Street, Vancouver, British Columbia V6C 3E8, facsimile no.: (604) 688-9274

(“Romarco”)

AND:

SEABRIDGE GOLD INC., a corporation incorporated under the laws of Canada and having an address of 172 King Street East, 3rd Floor, Toronto, Ontario, M5A 1J3, facsimile no.: (416) 367-2711

(“Seabridge”)

WHEREAS:

A.
Seabridge and Romarco have entered into an option agreement dated September _____ , 2003 (the “Option Agreement”) pursuant to which Romarco agreed to grant to Seabridge shares in the capital of Romarco in certain circumstances; and

B.	Seabridge and Romarco have agreed that in the event of any future financing of Romarco, Seabridge shall have the right, but not the obligation, to maintain its pro rata interest in Romarco.

NOW THEREFORE in consideration of the mutual promises made to each other in this Agreement, Seabridge and Romarco (each a “Party” and collectively the “Parties”) hereby agree as follows:

1.            Grant of Right. Romarco grants to Seabridge the right, but not the obligation, to participate in any Financing by subscribing for that number of Securities which would result in Seabridge holding the same percentage interest in Romarco (on a fully-diluted basis) after such Financing, as it holds prior to such Financing. For the purposes of this Agreement, “Financing” means any offering of Securities by Romarco, either to the public or on a private placement basis, for cash subscription proceeds, but shall not include any issuance of Securities pursuant to: (a) any stock option plan, or other program providing for the grant of stock options to the directors, officers, employees or consultants of Romarco; (b) a merger, amalgamation, reorganization or similar transaction; or (c) an acquisition of a property or any other asset or the entering into of any strategic or other agreement where the proceeds from such issuance are in a form other than cash. For the purposes of this Agreement “Securities” means shares in the capital stock of Romarco or any other security convertible into shares in the capital stock of Romarco.

2.            Exercise of Right. Romarco shall be deemed to have satisfied its obligation to Seabridge by providing (or causing any agent, underwriter or other intermediary to provide) Seabridge with the opportunity to subscribe for Securities on the same terms and in the same time frame as any other purchaser of Securities under the Financing.

3.            Termination of Agreement. This Agreement shall terminate on the earlier of: (a) the termination or expiry of the Option Agreement; and (b) in the event that Romarco exercises the option granted pursuant to the Option Agreement, the earlier of: (i) the termination of the Joint Venture agreement resulting therefrom; and (ii) the point in time when Seabridge’s interest under the joint venture falls to less than 10%.

4.            Securities and Exchange Compliance. The rights granted under this Agreement are subject to: (a) satisfaction of all conditions and approvals of any exchange on which the shares of Romarco are listed from time to time; and (b) any applicable securities laws.

5.            Assignment. Neither party will assign, dispose or otherwise transfer any interest in this Agreement to any third party except with the consent of the other party, which consent may be unreasonably withheld.

6.            Entire Agreement. This Agreement constitutes the entire Agreement between Seabridge and Romarco pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written between Seabridge and Romarco, and there are no warranties, representations or other agreements between Seabridge and Romarco in connection with the the subject matter hereof except as set forth herein.

7.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Ontario.

8.            Counterparts. This Agreement may be executed in one or more counterparts, or by facsimile, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF the parties have executed this agreement as of the date first written above.

ROMARCO MINERALS INC.		SEABRIDGE GOLD INC.

By:		By:
	Diane Garrett		Rudi Fronk
	President and CEO		President and CEO